Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON COMPLETES ALASKA ACQUISITION FOR $469 MILLION

•                  Becomes a Leading Container Carrier to Alaska

•                  Acquisition Accretive to Matson’s Annual EPS and Cash Flow per Share (before one-time items)

HONOLULU, Hawaii (May 29, 2015) —Matson, Inc. (NYSE: MATX) today announced that it has completed its previously announced acquisition of Horizon Lines, Inc. (OTCQB: HRZL) which includes Horizon’s Alaska operations and the assumption of all non-Hawaii business liabilities (the “Transaction”).  Separately and immediately preceding the completion of the Transaction, Horizon completed the sale of its Hawaii trade lane assets and liabilities to The Pasha Group for $141.5 million.

Matson acquired the stock of Horizon for $0.72 per fully diluted common share, or $69 million, and repaid Horizon’s outstanding debt, for a total transaction value of $469 million (before transaction costs).  Matson financed the Transaction with cash on hand and available borrowings under its revolving credit facility.

Matson will continue Horizon’s long operating history in Alaska with a three vessel deployment of diesel powered Jones Act qualified containerships that provide two weekly sailings from Tacoma to Anchorage and Kodiak, and a weekly sailing to Dutch Harbor.  In addition, Matson will be operating port terminals in Anchorage, Kodiak and Dutch Harbor and acquiring several reserve steam powered Jones Act containerships that may be used for dry-dock relief.

“We are pleased to have completed this strategic acquisition that substantially grows our ocean transportation business into the attractive Alaska market,” said Matt Cox, President and Chief Executive Officer of Matson. “The Alaska market is a natural geographic extension of our platform as a leader serving our customers in the Pacific. We are excited by the long-term prospects of the Alaska trade lane and expect this transaction to deliver shareholder value through earnings and cash flow accretion.”

Excluding the one-time transaction costs and other restructuring and integration costs, Matson expects the Transaction to be accretive to annual earnings per share (“EPS”), providing low to mid-teens percent annual EPS accretion in years one and two post-closing, and approximately $0.35 to $0.45 of annual EPS accretion thereafter.  Within two years post-closing, Matson expects the Transaction to contribute approximately $70 million to consolidated annual EBITDA and to be approximately $1.00 accretive to annual cash flow per share.

Matson expects one-time pre-tax transaction costs and other restructuring and integration costs of approximately $45 to $50 million of which approximately 65 percent, 30 percent and 5 percent are expected to be incurred in the second quarter 2015, the second half of 2015 and 2016, respectively. Matson intends to update its 2015 outlook for the effects of the Transaction during its second quarter 2015 earnings conference call, currently scheduled for early August 2015.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company’s fleet of 25 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing. Additional information about Matson, Inc. is available at www.matson.com.

Forward-Looking Statements

Certain information set forth in this communication, including financial estimates, projections about the industries and markets in which Matson operates, and statements as to the expected effects of the Horizon acquisition, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “predict,” “project,” “would” and similar expressions as they relate to each company or their respective management teams. These estimates and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected in or suggested by such statements. Such estimates and statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company’s plans, objectives, expectations (financial or otherwise) and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Matson and are subject to significant risks and uncertainties outside of Matson’s control. For further information regarding factors affecting future results of Matson, please refer to Matson’s Annual Report filed on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and other documents filed by Matson with the SEC, which are available at the SEC’s website http://www.sec.gov. Matson is under no obligation, and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as required by law. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.